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                                                                   EXHIBIT 4.3




                                SECOND AMENDMENT
                                       TO
                   FOURTH AMENDED AND RESTATED LOAN AGREEMENT

            This SECOND AMENDMENT TO FOURTH AMENDED AND RESTATED LOAN AGREEMENT ("Second Amendment"), dated as of December 18, 1996, is made by Ducommun Incorporated, a Delaware corporation (the "Borrower"), and Bank of America National Trust and Savings Association (the "Bank"), with reference to the following facts:

                                    RECITALS

            A. This Second Amendment amends that certain Fourth Amended and Restated Loan Agreement dated as of May 16, 1996, by and between Borrower and Bank, which was previously amended by a First Amendment dated as of June 27, 1996 (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Loan Agreement.

            B. Borrower has requested and Bank, subject to certain matters set forth herein, has agreed, to amend the Loan Agreement (i) to confirm Bank's agreement to release Bank's security interest in any and all Collateral that secures the Obligations, (ii) to change certain interest and loan fee provisions, and (iii) to delete certain restrictions on Borrower's Capital Expenditures. Borrower and Bank desire to amend the Loan Agreement as set forth herein to reflect such agreements.

                                   AGREEMENTS

            NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Bank hereby agree as follows:

            1.      RELEASE OF COLLATERAL AND RELATED AMENDMENTS TO LOAN
                    AGREEMENT

                    1.1 Release of Security Interest. Bank hereby releases any security interest evidenced by or created under any Collateral Document to the extent that such security interest secures an Obligation under any Loan Document. Bank agrees that it shall promptly (and in no event later than 45 days after the date Bank signs this Second Amendment) execute and deliver to Borrower such UCC Termination Statements and other documents as are reasonably requested by Borrower to evidence such release. The foregoing release does not affect any security interest in favor of Bank that secures obligations owing to Bank that are not evidenced by the Loan Documents, including that certain real estate secured loan by Bank to AHF Ducommun.


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                    1.2      Related Amendments. To reflect the foregoing
release of the Bank's security interest in the Collateral, the Loan Agreement is amended as follows:

                    a. Section 1.1 of the Loan Agreement is amended to delete the definition of the terms "Collateral" and "Collateral Documents" in their entirety.

                    b. Section 1.1 of the Loan Agreement is further amended to delete the words "the Collateral Documents" in the third line of the definition of the term "Loan Documents."

                    c.  Sections 4.9, 5.10, 5.15, 9.1(i) and 10.11(a) of the
   Loan Agreement are deleted in their entirety and left intentionally blank.

                    d. Section 5.11 of the Loan Agreement is amended to delete the words "and of each of the Collateral Documents" in the third line thereof.

                    e. Section 5.13 of the Loan Agreement is amended and restated in its entirety to read as follows:

                    "5.13    Notice of Location Change.  Promptly notify Bank,
            in writing, of the occurrence of any change in the location of, or the addition of, any branch office, any field office, any warehouse or any other place of business of Borrower or any Subsidiary; provided, however, that no such notification shall be required if the change, together with any other change since the Restated Closing Date, would not in the aggregate involve Property with a book value or fair market value, whichever is higher, in excess of $200,000."

                    f. Subsection (n) of Section 6.6 of the Loan Agreement is amended to add the word "Additional" to the beginning thereof.

                    g. Subsection (e) of Section 9.1 of the Loan Agreement is amended to delete the words "or has taken or is taking such other actions as might materially adversely affect the Collateral," in the 25th through 27th lines thereof.

                    h. The last sentence of Section 10.9 of the Loan Agreement is amended and restated in its entirety to read as follows:

            "Any obligation or liability of Borrower to any Indemnitee under this Section 10.9 shall survive the expiration or termination of this Agreement and the





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            repayment of all Loans and the payment and performance of all other
            Obligations owed to Bank."

                    i. Subsection (a) of Section 10.10 of the Loan Agreement is amended to delete the words "shall not be secured by the Collateral Documents, and" in the 37th and 38th lines thereof.

                    j. Subsection (c) of Section 10.11 of the Loan Agreement is amended to delete the words "any Collateral held by Bank" in the 13th line thereof.

                    k.  Section 10.13 is amended to delete clause (e) thereof.
   Section 10.13 of the Loan Agreement is further amended to insert the word "and" immediately before clause (d) thereof and to delete the word "and" immediately following clause (d) thereof.

                    l. Section 10.16 of the Loan Agreement is amended in its entirety to read as follows:

            "10.16 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of California."

            2.      ADDITIONAL AMENDMENTS TO LOAN AGREEMENT.

                    2.1      The Loan Agreement is further amended as follows:

                    a. The definition of the term "IBOR Rate Spread" is amended in its entirety to read as follows:

            ""IBOR Rate Spread" means, with respect to any Revolving Loan, 1.50% for the period from the Restated Closing Date though August 31, 1996, and at all times thereafter, the IBOR Rate Spread shall be equal to the percentage set forth below opposite Borrower's Leverage Ratio as of the last day of the fiscal quarter most recently ended for the related Spread Period:

                    Percentage                Leverage Ratio
                    ----------                --------------
                       1.00%         Less than 1.05 to 1:00

                       1.25%         Equal to or greater than 1.05 to 1:00
                                     but less than 1.20 to 1.00

                       1.50%         Equal to or greater than 1.20 to 1.00 but less than 1.51 to 1.00





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
                       1.75%         Equal to or greater than 1.51 to 1.00
                                     but less than or equal to 1.61 to 1.00

                    b. The definition of the term "Reference Rate Spread" is amended in its entirety to read as follows:

                    ""Reference Rate Spread" means, with respect to any Revolving Loan, minus .25%."

                    c. Section 3.2(b) of the Loan Agreement is deleted in its entirety and left intentionally blank.

                    d. Subsection (a) of Section 3.3 of the Loan Agreement is amended in its entirety to read as follows:

                    "(a) In the period from the Restated Closing Date through September 30, 1996, Borrower shall pay to Bank a commitment fee equal to .25% per annum times the average daily difference between the Line A Commitment and the Total Line A Outstandings. At all times after September 30, 1996 through the Revolver Termination Date, the Borrower shall pay to Bank a commitment fee equal to the "specified percentage" (as defined below) per annum times the average daily difference between the Line A Commitment and the Total Line A Outstandings. As used in the preceding sentence, "specified percentage" shall be equal to (i) .125% as long as the Total Line A Outstandings are less than or equal to $10,000,000 as of the last day of the fiscal quarter for which the commitment fee is due, and
                    (ii) .20% as long as the Total Line A Outstandings are greater than $10,000,000 as of the last day of the fiscal quarter for which the commitment fee is due. Such commitment fee shall be payable quarterly in arrears within 5 Banking Days after the end of each calendar quarter,
                    commencing with the quarter ending June 30, 1996.   Bank
                    shall use its best efforts to notify Borrower of the amount of the commitment fee so payable prior to each fee payment date, but failure of Bank to do so shall not excuse payment of such fee when payable.

                    e. Section 6.14 of the Loan Agreement is deleted in its entirety and left intentionally blank.

            3.      REPRESENTATIONS AND WARRANTIES.

            Borrower makes the following representations and warranties to Bank as of the date hereof, which representations and warranties shall survive the execution, termination or expiration of this Second Amendment and shall continue in full force and effect until the full





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and final satisfaction and discharge of all Obligations of Borrower to Bank under the Loan Agreement and the other Loan Documents:

                    3.1 Reaffirmation of Prior Representations and Warranties. Borrower hereby reaffirms and restates as of the date hereof all of the representations and warranties made by Borrower in the Loan Agreement and the other Loan Documents, except to the extent such representations and warranties specifically relate to an earlier date.

                    3.2 No Default. No Default or Event of Default, breach or failure of condition has occurred and is continuing under any of the Loan Documents.

                    3.3 Due Execution. The execution, delivery and performance of this Second Amendment and any instruments, documents or agreements executed in connection herewith (collectively, the "Second Amendment Documents") are within the powers of Borrower and its Subsidiaries that are a party thereto, have been duly authorized by all necessary action, and do not contravene any law or the certificate of incorporation or bylaws of Borrower or any such Subsidiary, result in a breach of, or constitute a default under, any contractual restriction, indenture, trust agreement or other instrument or agreement binding upon Borrower or any such Subsidiary.

                    3.4 No Further Consent. The execution, delivery and performance of this Second Amendment and each of the other Second Amendment Documents do not require any consent or approval not previously obtained of any stockholder, beneficiary or creditor of Borrower or any of its Subsidiaries.

                    3.5 Binding Agreement. This Second Amendment and each of the other Second Amendment Documents constitute the legal, valid and binding obligation of Borrower or its Subsidiaries as are party thereto and are enforceable against Borrower and any such Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws or equitable principles relating to or limiting creditors' rights generally.

            4.      CONDITIONS PRECEDENT.

            The effectiveness of this Second Amendment is subject to the satisfaction of each of the following conditions precedent:

                    4.1 Documentation. Borrower shall have delivered or caused to be delivered to Bank, at Borrower's sole cost and expense, the following, each of which shall be in form and substance satisfactory to Bank:

                    a. two counterpart executed originals of this Second Amendment;





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                    b.       an original executed Consent and Reaffirmation of
   Guarantors; and

                    c. evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Second Amendment and any instrument or agreement required under this Second Amendment have been duly authorized.

                    4.2 No Defaults. All of Borrower's representations and warranties contained herein shall be true and correct on and as of the date of execution hereof and no Default or Event of Default shall have occurred and be continuing under any of the Loan Documents, as modified hereby.

                    4.3 No Adverse Change. There shall have occurred no material adverse change in the condition of the Borrower or its Subsidiaries (financial or otherwise).

            5.      MISCELLANEOUS.

                    5.1 Costs and Expenses. Borrower agrees to pay all costs, expenses, attorneys' fees, search fees, filing and recordation fees and all other charges and expenses incurred by the Bank in connection with (1) the negotiation, preparation, delivery and execution of this Second Amendment and the Second Amendment Documents, including without limitation, the Bank's (i) attorneys' fees and costs (including allocated costs of in-house counsel) and
(ii) out-of-pocket filing fees and recording charges, and (2) carrying out the terms of this Second Amendment and the Second Amendment Documents, whether incurred before or after the effective date hereof (including those associated with the release of Bank's security interest in the Collateral).

                    5.2 Effect of Amendment. Except as provided in this Second Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

                    5.3 Counterparts. This Second Amendment may be executed in counterparts and any party may execute any counterpart, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one and the same document. The execution hereby by any party shall not become effective until this Second Amendment is executed by all parties hereto.

                    5.4 Prior Agreements. This Second Amendment contains the entire agreement between Bank and Borrower with respect to the subject matters hereof, and all





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prior negotiations, understandings and agreements with respect thereto are superseded by this Second Amendment.

            This Second Amendment is executed as of the date stated at the beginning of this Second Amendment.


                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION

                                        By ___________________________________

                                           ___________________________________
                                           [Printed Name and Title]


                                        DUCOMMUN INCORPORATED


                                        By ___________________________________

                                           ___________________________________
                                           [Printed Name and Title]





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